UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2012 (May 1, 2012)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1031 Cambridge Square, Suite F, Alpharetta, GA	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 27, 2012, Robert H. Kite, a director of the registrant, the Chairman of the registrant, the Chair of the registrant’s Compensation Committee; the Chair of the registrant’s Corporate Governance and Nominating Committee, and a member of the registrant’s Audit Committee; Francis K. Ruotolo, a director of the registrant, and a member of the registrant’s Corporate Governance and Nominating Committee; Robert Jett, a director of the registrant, a member of the registrant’s Compensation Committee, and a member of the registrant’s Audit Committee; Ari Kaplan, a director of the registrant, and a member of the registrant’s Compensation Committee; and Craig Campbell, a director of the registrant, the Chair of the registrant’s Audit Committee, and a member of the registrant’s Corporate Governance and Nominating Committee, resigned from all positions.

On April 30, 2012, Joseph Kozak, a director of the registrant, and the President and Chief Executive Officer of the registrant, resigned from all positions.

None of the above persons identified above had any disagreement with the registrant on any matter relating to the registrant’s operations, policies, or practices.

On April 30, 2012, prior to Mr. Kozak’s resignation, Dr. Frank N. Kautzmann III was named a director of the registrant.  Dr. Frank N. Kautzmann III is expected to name additional directors of the registrant.

Item 5.03.  Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 19, 2012 the registrant filed a Certificate of Designation to its Articles of Incorporation therein creating a series of stock called Series B Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date:

May 1, 2012

By:

/s/       Joseph Kozak

Joseph Kozak, President and Chief Executive Officer

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